    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 2000

                                                SECURITIES ACT FILE NO. 33-68048
                                        INVESTMENT COMPANY ACT FILE NO. 811-5082
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                    U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM N-2

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933          [ ]
                          PRE-EFFECTIVE AMENDMENT NO.                        [ ]
                          POST EFFECTIVE AMENDMENT NO.                       [ ]
                                     AND/OR
        REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940      [X]
                                AMENDMENT NO. 10                             [X]
                        (CHECK APPROPRIATE BOX OR BOXES)

                            ------------------------

                            THE MALAYSIA FUND, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                          1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 762-7500

                            ------------------------

                             HAROLD J. SCHAAFF, JR.
                            THE MALAYSIA FUND, INC.
           C/O MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.
                          1221 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10020
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                            ------------------------

                                WITH COPIES TO:

                          LEONARD B. MACKEY, JR., ESQ.
                       CLIFFORD CHANCE ROGERS & WELLS LLP
                                200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                                 (212) 878-8000

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                                EXPLANATORY NOTE

     This filing is made solely for the purpose of filing as an Exhibit the Dividend Reinvestment and Cash Purchase Plan of The Malaysia Fund, Inc.

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                           PART C--OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS
(1) Financial Statements (Not applicable)
(2) Exhibits

       (a)(1)  --   Articles of Incorporation (Previously filed as Exhibit
                    2(a)(1) to the Registrant's Registration Statement on form
                    N-2 (file No. 33-68048))*
          (2)  --   Articles of Amendment (Previously filed as Exhibit 2(a)(2)
                    to the Registrant's Registration Statement on form N-2 (file
                    No. 33-68048))*
          (3)  --   Articles of Amendment (Previously filed as Exhibit 2(a)(3)
                    to the Registrant's Registration Statement on form N-2 (file
                    No. 33-68048))*
       (b)     --   Amended By-Laws (Previously filed as Exhibit 2(b) to the
                    Registrant's Registration Statement on form N-2 (file No.
                    33-68048))*
       (c)     --   Not applicable
       (d)     --   Specimen certificate for Common Stock, par value $.01 per
                    share (Previously filed as Exhibit 2(d) to the Registrant's
                    Registration Statement on form N-2 (file No. 33-68048))*
       (e)     --   Dividend Reinvestment and Cash Purchase Plan**
       (f)     --   Not applicable
       (g)(1)  --   Investment Advisory and Management Agreement between
                    Registrant and Morgan Stanley Asset Management Inc.
                    (Previously filed as Exhibit 2(g)(1) to the Registrant's
                    Registration Statement on form N-2 (file No. 33-68048))*
          (2)  --   Research and Advisory Agreement among Registrant, Morgan
                    Stanley Asset Management Inc. and Arab-Malaysian Consultant
                    Sdn Bhd (Previously filed as Exhibit 2(g)(2) to the
                    Registrant's Registration Statement on form N-2 (file No.
                    33-68048))*
       (h)(1)  --   Form of Dealer Manager Agreement (Previously filed as
                    Exhibit 2(h)(1) to the Registrant's Registration Statement
                    on form N-2 (file No. 33-68048))*
          (2)  --   Form of Soliciting Dealer Agreement (Previously filed as
                    Exhibit 2(h)(2) to the Registrant's Registration Statement
                    on form N-2 (file No. 33-68048))*
       (i)     --   Not Applicable
       (j)(1)  --   Custodian Agreement between Registrant and Citibank, N.A.
                    (Previously filed as Exhibit 2(j)(1) to the Registrant's
                    Registration Statement on form N-2 (file No. 33-68048))*
          (2)  --   Custodian Agreement between Registrant and Morgan Guaranty
                    Trust (Previously filed as Exhibit 2(j)(2) to the
                    Registrant's Registration Statement on form N-2 (file No.
                    33-68048))*
          (3)  --   Form of Subcustodian Agreement (Previously filed as Exhibit
                    2(j)(3) to the Registrant's Registration Statement on form
                    N-2 (file No. 33-68048))*
       (k)(1)  --   Memorandum of Understanding (Previously filed as Exhibit
                    2(k)(1) to the Registrant's Registration Statement on form
                    N-2 (file No. 33-68048))*
          (2)  --   Form of Agreement for Stock Transfer Services (Previously
                    filed as Exhibit 2(k)(2) to the Registrant's Registration
                    Statement on form N-2 (file No. 33-68048))*
          (3)  --   Form of Administration Agreement (Previously filed as
                    Exhibit 2(k)(3) to the Registrant's Registration Statement
                    on form N-2 (file No. 33-68048))*
          (4)  --   Form of Information Agent Agreement (Previously filed as
                    Exhibit 2(k)(4) to the Registrant's Registration Statement
                    on form N-2 (file No. 33-68048))*

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

       (l)(1)  --   Opinion and consent of Sullivan & Cromwell (Previously filed as Exhibit 2(l)(1) to the Registrant's Registration
                    Statement on form N-2 (file No. 33-68048))*
          (2)  --   Consent of Shook Lin & Bok (Previously filed as Exhibit
                    2(l)(2) to the Registrant's Registration Statement on form
                    N-2 (file No. 33-68048))*
       (m)     --   Not applicable
       (n)     --   Consent of Price Waterhouse (Previously filed as Exhibit
                    2(n) to the Registrant's Registration Statement on form N-2
                    (file No. 33-68048))*
       (o)     --   Not applicable
       (p)     --   Not applicable
       (q)     --   Not applicable

Other Exhibit: Power of Attorney*
------------
 * Previously filed.

** filed herewith.

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 18th day of October, 2000.

                                          THE MALAYSIA FUND, INC.

                                          By: /s/ Stephanie V. Chang
                                            ------------------------------------
                                                     Stefanie V. Chang
                                                       Vice President

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                                 EXHIBIT INDEX

                                                                          SEQUENTIALLY
EXHIBIT                                                                     NUMBERED
NUMBER                              EXHIBIT                                   PAGE
-------   ------------------------------------------------------------    ------------
 2(e)     Dividend Reinvestment and Cash Purchase Plan

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